Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

November 11, 2008

among

PANOMICS, INC.,

AFFYMETRIX, INC.,

PANDA ACQUISITION CORPORATION

and

ANDREW SCHWAB, as Equityholders’ Representative

INDEX TO EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Proprietary Invention Agreement
Exhibit D	Form of Opinion of Morrison & Foerster LLP

INDEX TO ANNEXES

Annex A	List of Persons executing Key Employee Employment Agreements
Annex B	List of directors, officers and Major Shareholders executing Voting Agreements
Annex C	List of Company Constructive Knowledge Persons
Annex D	List of Company Actual Knowledge Persons
Annex E	Amended and Restated Articles of Incorporation of the Surviving Corporation

i

TABLE OF CONTENT

(continued)

TABLE OF CONTENT

(continued)

Page

Section 8.02. Cooperation	53
Section 8.03. Public Announcements	53
Section 8.04. Further Assurances	53
Section 8.05. Notices of Certain Events	54
Section 8.06. Confidentiality	54

ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party	55
Section 9.02. Conditions to the Obligations of the Company	55
Section 9.03. Conditions to the Obligations of Parent and Merger Subsidiary	56

ARTICLE 10
TAX MATTERS

Section 10.01. Responsibility for Filing Tax Returns	58
Section 10.02. Amended Returns	58
Section 10.03. Transfer Taxes	58

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01. Survival	59
Section 11.02. Indemnification	59
Section 11.03. Equityholders’ Representative	61

ARTICLE 12
TERMINATION

Section 12.01. Termination	63
Section 12.02. Effect of Termination	64

ARTICLE 13
MISCELLANEOUS

Section 13.01. Notices	64
Section 13.02. Amendments; No Waivers	66
Section 13.03. Expenses	66
Section 13.04. Successors and Assigns	66
Section 13.05. Governing Law	66
Section 13.06. Jurisdiction	66
Section 13.07. WAIVER OF JURY TRIAL	67
Section 13.08. Counterparts; Effectiveness; Benefit	67
Section 13.09. Entire Agreement	67

TABLE OF CONTENT

(continued)

Page

Section 13.10. Captions	67
Section 13.11. Severability	67
Section 13.12. Specific Performance	68

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of November 11, 2008, by and among Panomics, Inc., a California corporation (the “Company”), Affymetrix, Inc., a Delaware corporation (“Parent”), Panda Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Andrew Schwab, as equityholders’ representative (“Equityholders’ Representative”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with California Law, Parent and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”) and the Company will survive as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and the transactions contemplated by this Agreement and (ii) has unanimously recommended the approval and adoption of this Agreement by the shareholders of the Company in accordance with California Law.

WHEREAS, pursuant to the Merger, among other things, each of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive consideration as set forth in Article 2 hereof.

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, each of the individuals listed on Annex A hereto (the “Key Employees”) has entered into an employment agreement with the Surviving Corporation (each, a “Key Employee Employment Agreement”).

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, each of the directors, officers and Major Shareholders of the Company listed on Annex B hereto has entered into a Voting Agreement in the form attached hereto as Exhibit B (each, a “Voting Agreement”).

WHEREAS, the Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions.  (a)  The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Aggregate Option Exercise Price” means the aggregate of the exercise prices paid, deemed paid or payable with respect to (i) all shares of Company Series Z Preferred Stock outstanding immediately prior to the Effective Time and (ii) all unexpired and unexercised in-the-money Company Stock Options outstanding immediately prior to the Effective Time.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“As-Converted” means, with respect to the Company Common Stock, all outstanding shares of Company Common Stock and all shares of Company Common Stock issuable in respect of Company Preferred Stock (including shares issuable as a result of multiple or successive conversions of Company Preferred Stock), without adjustment for any amounts that may be payable in connection with the conversion of Company Preferred Stock.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks in San Francisco, California are authorized or required by law to close.

“California Law” means the General Corporation Law of the State of California.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Closing Cash” means an amount equal to the sum of (i) Actual Cash as of the earlier of (A) the Effective Time and (B) 11:59 P.M. (California time) on December 31, 2008, plus (ii) an amount equal to the aggregate exercise prices of all unexpired and unexercised in-the-money Company Stock Options outstanding immediately prior to the Effective Time plus (iii) an amount equal to the aggregate exercise prices of all unexpired and unexercised Company Warrants outstanding immediately prior to the Effective Time.  Notwithstanding the foregoing, in no event shall Closing Cash be deemed reduced by (i) cash bonuses not to exceed $200,000 in the aggregate to certain employees as set forth on Schedule 6.01(k)(iv), or (ii) that certain license fee in an amount not to exceed

$300,000 paid or payable by the Company on or prior to December 31, 2008 pursuant to that certain agreement set forth on Schedule 1.01(a)(i) hereto.

“Closing Date Payment” means an amount equal to the excess of (i) the Merger Consideration over (ii) the Escrow Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the balance sheet of the Company as of September 30, 2008 and the footnotes thereto.

“Company Balance Sheet Date” means September 30, 2008.

“Company Common Stock” means the shares of Common Stock, no par value per share, of the Company.

“Company Convertible Securities” means all outstanding (i) shares of Company Preferred Stock, (ii) options (including, without limitation, Company Stock Options), warrants (including, without limitation, Company Warrants), stock appreciation rights, convertible promissory notes or other securities convertible into, or exercisable or exchangeable for shares of Company Common Stock and/or Company Preferred Stock and (iii) other conversion or exchange rights or other rights or agreements to purchase, redeem, repurchase or otherwise acquire any equity or equity-linked security of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Company Investor Preferred Stock” means the Company Series A-1 Preferred Stock, the Company Series B1-1 Preferred Stock, the Company Series B2-1 Preferred Stock, Company Series C-1 Preferred Stock and the Company Series C-2 Preferred Stock.

“Company Preferred Stock” means the Company Investor Preferred Stock and the Company Series Z Preferred Stock.

“Company Series A-1 Preferred Stock” means the shares of Series A-1 Preferred Stock, no par value per share, of the Company.

“Company Series B1-1 Preferred Stock” means the shares of Series B1-1 Preferred Stock, no par value per share, of the Company.

“Company Series B2-1 Preferred Stock” means the shares of Series B2-1 Preferred Stock, no par value per share, of the Company.

“Company Series C-1 Preferred Stock” means the shares of Series C-1 Preferred Stock, no par value per share, of the Company.

“Company Series C-2 Preferred Stock” means the shares of Series C-2 Preferred Stock, no par value per share, of the Company.

“Company Series Z Preferred Stock” means the shares of Series Z Preferred Stock, no par value per share, of the Company.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Option” means each unexpired and unexercised option in respect of Company Series Z Preferred Stock under the Company Stock Option Plan.

“Company Stock Option Plan” means the 2004 Series Z Preferred Stock Incentive Plan of the Company.

“Company Warrants” means all outstanding warrants or other rights (including commitments to grant warrants or other rights, but excluding Company Stock Options) to purchase or otherwise acquire Company Stock, whether or not vested, held by any Person.

“Environmental Law” means any applicable federal, state, local, regional or foreign law (including, without limitation, common law), judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental requirement or any agreement with any Person, relating to (i) the environment or (ii) the generation, use, handling, treatment, storage, release, transportation, manufacture, processing, transfer, recycling, reclamation, investigation, removal, remediation, distribution or disposal (or arranging for the disposal) of, or exposure to, or human health and safety as it relates to, pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permit” means any permit, license, franchise, certificate, approval or other similar authorization of a Governmental Authority relating to any Environmental Law and relating in any way to the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Allocated Portion” means:

(a)                                  as to each share of Company Series A-1 Preferred Stock, an amount in cash, without interest, equal to the product of (i) the Investor Preferred Escrow Allocated Portion Per Share and (ii) the Series A-1 Conversion Multiplier;

(b)                                 as to each share of Company Series B1-1 Preferred Stock, an amount in cash, without interest, equal to the product of (i) the Investor Preferred Escrow Allocated Portion Per Share and (ii) the Series B1-1 Conversion Multiplier;

(c)                                  as to each share of Company Series B2-1 Preferred Stock, an amount in cash, without interest, equal to the product of (i) the Investor Preferred Escrow Allocated Portion Per Share and (ii) the Series B2-1 Conversion Multiplier;

(d)                                 as to each share of Company Series C-1 Preferred Stock, an amount in cash, without interest, equal to the product of (i) the Investor Preferred Escrow Allocated Portion Per Share and (ii) the Series C-1 Conversion Multiplier;

(e)                                  as to each share of Company Series C-2 Preferred Stock, an amount in cash, without interest, equal to the product of (i) the Investor Preferred Escrow Allocated Portion Per Share and (ii) the Series C-2 Conversion Multiplier; and

(f)                                    as to each share of Company Series Z Preferred Stock, an amount in cash, without interest, equal to the Series Z Preferred Escrow Allocated Portion Per Share.

“Escrow Amount” means 10% of the Merger Consideration.

“Escrow Release” means the aggregate amount (if any) distributed by the Escrow Agent from the Escrow Account in respect of the Shareholders, the holders of Company Stock Options and the holders of Company Warrants pursuant to the terms of the Escrow Agreement.

“Fully Diluted” means, with respect to any class or series of Company Stock, all outstanding shares and all shares issuable in respect of all stock appreciation rights, options (including the Company Stock Options) and warrants (including the Company Warrants) for shares of such class or series of Company Stock.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental authority, department, court, tribunal, arbitrator, agency, commission, regulator or official, including any political subdivision thereof.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to reimburse a bank for amounts drawn under a letter of credit for the purpose of paying such Indebtedness or (iii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance,

waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, toxic mold, infectious waste, biomedical waste and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by a Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, and (d) all Guarantees by such Person of Indebtedness of others.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  For the avoidance of doubt, the Indebtedness of the Company shall not include obligations of the Company under that certain agreement set forth on Schedule 1.01(a)(ii) hereto.

“Initial Allocated Portion” means

(a)                                  as to each share of Company Series A-1 Preferred Stock, an amount in cash, without interest, equal to the sum of (i) the Series A-1 Liquidation Preference Per Share and (ii) the Series A-1 Initial Participation Amount Per Share;

(b)                                 as to each share of Company Series B1-1 Preferred Stock, an amount in cash, without interest, equal to the sum of (i) the Series B1-1 Liquidation Preference Per Share and (ii) the Series B1-1 Initial Participation Amount Per Share;

(c)                                  as to each share of Company Series B2-1 Preferred Stock, an amount in cash, without interest, equal to the sum of (i) the Series B2-1 Liquidation Preference Per Share and (ii) the Series B2-1 Initial Participation Amount Per Share;

(d)                                 as to each share of Company Series C-1 Preferred Stock, an amount in cash, without interest, equal to the sum of (i) the Series C-1 Liquidation Preference Per Share and (ii) the Series C-1 Initial Participation Amount Per Share;

(e)                                  as to each share of Company Series C-2 Preferred Stock, an amount in cash, without interest, equal to the sum of (i) the Series C-2 Liquidation Preference Per Share and (ii) the Series C-2 Initial Participation Amount Per Share; and

(f)                                    as to each share of Company Series Z Preferred Stock, an amount in cash, without interest, equal to the Series Z Preferred Initial Allocated Portion Per Share.

“Intellectual Property” means (i) patents and all proprietary rights associated therewith, (ii) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks, and other similar indications of origin, together with all goodwill symbolized by and related to the foregoing, (iii) copyrights and copyrightable designs and all proprietary rights associated therewith, (iv) all proprietary inventions, trade secrets, processes, formulae, methods, schematics, drawings, blue prints, technology, know-how, computer software programs and applications, discoveries and improvements, (v) all registrations of any of the foregoing and all applications therefor and (vi) other proprietary information and materials.

“Investor Preferred Escrow Allocated Portion” means the amount equal to the excess of (i) the Escrow Release over (ii) the Series Z Preferred Escrow Allocated Portion.

“Investor Preferred Escrow Allocated Portion Per Share” means the amount obtained by dividing (i) the Investor Preferred Escrow Allocated Portion by (ii) the aggregate number of shares of Company Common Stock issuable upon conversion of the Company Investor Preferred Stock outstanding immediately prior to the Effective Time, calculated on a Fully Diluted basis.

“Investor Preferred Initial Participation Amount” means the amount equal to the excess of (i) the Closing Date Payment over (ii) the sum of (A) the Total Investor Preferred Liquidation Preference and (B) the Series Z Preferred Initial Allocated Portion.

“Investor Preferred Initial Participation Amount Per Share” means the amount obtained by dividing (i) the Investor Preferred Initial Participation Amount by (ii) the aggregate number of shares of Company Common Stock issuable upon conversion of the Company Investor Preferred Stock outstanding immediately prior to the Effective Time, calculated on a Fully Diluted basis.

“Knowledge of the Company,” or “the Company’s Knowledge” means (i) the knowledge of any of the Persons set forth on Annex C, after reasonable inquiry, and (ii) the actual knowledge of any of the Persons set forth on Annex D.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Major Shareholder” means a beneficial holder of Company Stock listed on Annex B hereto.

“Material Adverse Effect” means, with respect to any Person, any change or effect that is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), business (including the continued operation thereof in accordance with past practice), assets or results of operations of such Person and its Subsidiaries, taken as a whole, provided, however, that in no event shall any of the following, in and of themselves, be deemed to constitute a Material Adverse Effect: (i) any changes resulting from or arising out of general economic conditions in the United States or any other jurisdictions in which such Person and its Subsidiaries conducts business (including any changes arising out of acts of terrorism or weather conditions) to the extent such changes do not disproportionately affect such Person, (ii) any changes resulting from or arising out of conditions in the life science research industry to the extent such changes do not disproportionately affect such Person and its Subsidiaries, (iii) any changes resulting from changes in law or regulation, or (iv) any loss of customers or employees, delay or cancellation of customer orders or disruption in supplier, partner or similar relationships arising from the execution, announcement or pendency of this Agreement or the Merger.

“Merger Consideration” means the sum of (i) $73,000,000.00 and (ii) the Purchase Price Adjustment.

“Net Cash” means (i) Closing Cash less (ii) Indebtedness (it being understood that Net Cash may be a positive or negative number).

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“officer” of any Person means any executive officer of such Person.

“Participation Amount” means the amount equal to the excess of (i) the sum of (A) the Closing Date Payment and (B) the Escrow Release over (ii) the Total Investor Preferred Liquidation Preference.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Purchase Price Adjustment” means (i) Net Cash less (ii) Transaction Expenses (it being understood that the Purchase Price Adjustment may be a positive or a negative number).

“Related Agreements” means the Escrow Agreement, each Key Employee Employment Agreement and each Voting Agreement.

“Representative” means, with respect to any party, its Affiliates and its and their respective directors, officers, Affiliates, employees, partners, agents or advisors

(including, without limitation, attorneys, accountants, consultants and investment bankers).

“Series A-1 Conversion Multiplier” means the amount obtained by dividing (i) 6.00 by (ii) 1.010499.

“Series A-1 Initial Participation Amount Per Share” means an amount equal to the product of (i) the Investor Preferred Initial Participation Amount Per Share and (ii) the Series A-1 Conversion Multiplier.

“Series A-1 Liquidation Preference Per Share” means an amount per share of Company Series A-1 Preferred Stock equal to $6.00.

“Series B1-1 Conversion Multiplier” means the amount obtained by dividing (i) 6.90 by (ii) 1.087920.

“Series B1-1 Initial Participation Amount Per Share” means an amount equal to the product of (i) the Investor Preferred Initial Participation Amount Per Share and (ii) the Series B1-1 Conversion Multiplier.

“Series B1-1 Liquidation Preference Per Share” means an amount per share of Company Series B1-1 Preferred Stock equal to $6.90.

“Series B2-1 Conversion Multiplier” means the amount obtained by dividing (i) 7.504 by (ii) 1.139884.

“Series B2-1 Initial Participation Amount Per Share” means an amount equal to the product of (i) the Investor Preferred Initial Participation Amount Per Share and (ii) the Series B2-1 Conversion Multiplier.

“Series B2-1 Liquidation Preference Per Share” means an amount per share of Company Series B2-1 Preferred Stock equal to $7.504.

“Series C-1 Conversion Multiplier” means the amount obtained by dividing (i) 0.5967 by (ii) 0.498075.

“Series C-1 Initial Participation Amount Per Share” means an amount equal to the product of (i) the Investor Preferred Initial Participation Amount Per Share and (ii) the Series C-1 Conversion Multiplier.

“Series C-1 Liquidation Preference Per Share” means an amount per share of Company Series C-1 Preferred Stock equal to $0.5967.

“Series C-2 Conversion Multiplier” means the amount obtained by dividing (i) 0.5967 by (ii) 0.498075.

“Series C-2 Initial Participation Amount Per Share” means an amount equal to the product of (i) the Investor Preferred Initial Participation Amount Per Share and (ii) the Series C-2 Conversion Multiplier.

“Series C-2 Liquidation Preference Per Share” means an amount per share of Company Series A-1 Preferred Stock equal to $0.5967.

“Series Z Preferred Escrow Allocated Portion” means the greater of (i) the Series Z Preferred Net Allocated Portion and (ii) the Series Z Preferred Net Participation Amount.

“Series Z Preferred Escrow Allocated Portion Per Share” means the amount obtained by dividing (i) the Series Z Preferred Escrow Allocated Portion by (ii) the aggregate number of shares of the Company Series Z Preferred Stock outstanding immediately prior to the Effective Time, calculated on a Fully Diluted basis.

“Series Z Preferred Initial Allocated Portion” means the amount equal to the sum of (i) the product of (A) 0.05 and (B) the Closing Date Payment and (ii) the Aggregate Option Exercise Price.

“Series Z Preferred Initial Allocated Portion Per Share” means the amount obtained by dividing (i) the Series Z Preferred Initial Allocated Portion by (ii) the aggregate number of shares of the Company Series Z Preferred Stock outstanding immediately prior to the Effective Time, calculated on a Fully Diluted basis.

“Series Z Preferred Minimum Net Proceeds” means the sum of (i) the product of (A) 0.05 and (B) the sum of (1) the Closing Date Payment and (2) the Escrow Release and (ii) the Aggregate Option Exercise Price.

“Series Z Preferred Net Allocated Portion” means the excess of (i) the Series Z Preferred Minimum Net Proceeds over (ii) the Series Z Preferred Initial Allocated Portion.

“Series Z Preferred Net Participation Amount” means the excess (if any) of (i) the Series Z Preferred Participation Amount over (ii) the Series Z Preferred Initial Allocated Portion.

“Series Z Preferred Participation Amount” means the amount obtained by multiplying (i) the Participation Amount by (ii) a fraction, the numerator of which is (A) the sum of (1) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (2) the aggregate number of shares of Company Common Stock issuable upon conversion of the outstanding Series Z Preferred Stock immediately prior to the Effective Time, calculated on a Fully Diluted basis, and the denominator of which is (B) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, calculated on an As-Converted, Fully Diluted basis.

“Shareholders” means the holders of the Company Stock.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means (i) any tax, or similar governmental fee, assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any Subsidiary of the Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any Subsidiary of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report) required to be filed with any Taxing Authority.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any Subsidiary of the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Total Investor Preferred Liquidation Preference” means the amount equal to the sum of (i) the Total Series A-1 Liquidation Preference, plus (ii) the Total Series B1-1 Liquidation Preference, plus (iii) the Total Series B2-1 Liquidation Preference, plus (iv)

the Total Series C-1 Liquidation Preference plus (v) the Total Series C-2 Liquidation Preference.

“Total Series A-1 Liquidation Preference” means the product of (i) the number of shares of Company Series A-1 Preferred Stock outstanding immediately prior to the Effective Time and (ii) the Series A-1 Liquidation Preference Per Share.

“Total Series B1-1 Liquidation Preference” means the product of (i) the number of shares of Company Series B1-1 Preferred Stock outstanding immediately prior to the Effective Time, calculated on a Fully Diluted basis, and (ii) the Series B1-1 Liquidation Preference Per Share.

“Total Series B2-1 Liquidation Preference” means the product of (i) the number of shares of Company Series B2-1 Preferred Stock outstanding immediately prior to the Effective Time, calculated on a Fully Diluted basis, and (ii) the Series B2-1 Liquidation Preference Per Share.

“Total Series C-1 Liquidation Preference” means the product of (i) the number of shares of Company Series C-1 Preferred Stock outstanding immediately prior to the Effective Time, calculated on a Fully Diluted basis, and (ii) the Series C-1 Liquidation Preference Per Share.

“Total Series C-2 Liquidation Preference” means the product of (i) the number of shares of Company Series C-2 Preferred Stock outstanding immediately prior to the Effective Time, calculated on a Fully Diluted basis, and (ii) the Series C-2 Liquidation Preference Per Share.

“Transaction Expenses” means the aggregate amount of all unpaid out-of-pocket expenses incurred by or on behalf of or otherwise payable by the Company or any of its Subsidiaries in connection with the negotiation and performance of this Agreement and the transactions contemplated hereby, including the Merger, which shall be deemed to include, without limitation, the following (i) fifty percent (50%) of any Transfer Taxes, (ii) any amounts that are or may become payable pursuant to the agreements set forth on Schedules 6.01(k)(v) and 6.05(c), (iii) any accrued vacation pay that is or becomes payable to an employee of the Company at or before 11:59 P.M. (California time) on December 31, 2008, (iv) any amounts that are or may become payable to the Payment Agent for services rendered and expenses incurred in connection with the administration by the Payment Agent of the exchange of the Certificates for the Merger Consideration, but only to the extent that such amounts do not exceed an aggregate amount of $16,000, and (v) any employer-related Taxes arising as a result of the payments to the holders of Company Stock Options contemplated by Section 2.05, but only to the extent such employer-related Taxes exceed in the aggregate either (A) $24,000, if the Effective Time occurs at or before 11:59 P.M. (California time) on December 31, 2008, or (B) $57,000, if the Effective Time occurs at or after 12:00 A.M. (California time) on January 1, 2009.

“Transfer Taxes” mean all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b)                         Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Actual Cash	4.07(b)
Agreement	Recitals
Allocated Portion	2.03(a)
Breach	11.02(a)
Certificates	2.11(a)
Closing	2.02
Closing Date	2.02
Closing Date Optionholder	2.08(a)(i)
Closing Date Shareholder	2.08(a)(i)
Closing Date Warrantholder	2.08(a)(i)
Closing Payment Schedule	2.08(a)
Company	Recitals
Company Disclosure Schedule	Article 4
Company Shareholder Approval	4.02(a)
Company Registered Intellectual Property	4.18(c)
Company Securities	4.05(g)
Competing Transaction	6.04
Confidentiality Agreement	6.03
Damages	11.02(a)
Deductible Amount	11.02(b)
Effective Time	2.02
Employee Plans	4.15(a)
End Date	12.01(b)(i)
Equipment	4.16(c)
Equityholders’ Representative	Recitals
Equityholders’ Representative’s Expenses	11.03(c)
Escrow Account	2.04
Escrow Agent	2.04
Escrow Agreement	2.04
Escrow Fund	2.04
GAAP	4.07(a)
Indemnified Parties	11.02(a)
Indemnifying Party	11.02(c)
Indemnitors	11.02(a)
Information Statement	6.02
Key Employee Employment Agreement	Recitals

Term	Section
Key Employees	Recitals
Letter of Transmittal	2.11(a)
Material Contract	4.11(b)
Merger	Recitals
Merger Subsidiary	Recitals
Minimum Claim Amount	11.02(b)
Multiemployer Plan	4.15(c)
Necessary Intellectual Property	4.18(a)
Off-the-Shelf Software	4.18(a)
Parent	Recitals
Parent Plans	6.05(e)
Payment Agent	2.11(a)
Permits	4.20
Purchase Price Adjustment Statement	2.07(a)
Schedule	Article 4
Specified Representations	11.01
Subsidiary Securities	4.06(b)
Surviving Corporation	2.01(a)
Third Party Interests	4.06(c)
Voting Agreement	Recitals
WARN Act	4.15(n)

ARTICLE 2

MERGER CONSIDERATION; THE MERGER

Section 2.01.  The Merger.  (a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement, Merger Subsidiary shall be merged with and into the Company in accordance with California Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)                       From and after the Effective Time, the Merger shall have the effect set forth under California Law, and without limiting the foregoing, from and after the Merger, the Surviving Corporation shall succeed without transfer to all rights and properties of the Company and Merger Subsidiary, and shall be subject to the debts and liabilities of the Company and Merger Subsidiary as if the Surviving Corporation had incurred such debts and liabilities, all as provided under California Law.

Section 2.02.  Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 12.01, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place as promptly as practicable, but no later than two (2) Business Days, following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, unless another place or date is agreed to by Parent and the Company.  The date upon which the Closing occurs is herein referred to as the “Closing Date.”  On the Closing Date, the parties hereto shall file an agreement of merger in customary form with the Secretary of State of the State of California and make all other filings or recordings required by Applicable Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the agreement of merger is duly filed with the Secretary of State of the State of California or at such later time as may be specified in the agreement of merger.

Section 2.03.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the Shareholders:

(a)                        Except as otherwise provided in Section 2.03(b), Section 2.03(c) and Section 2.10, (i) each share of Company Preferred Stock shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive, in cash, without interest, (A) payment of an amount equal to its Initial Allocated Portion and (B) payment of its Escrow Allocated Portion (if any) upon release of the Escrow Fund (or any portion thereof) from the Escrow Account pursuant to the terms of the Escrow Agreement, and (ii) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.  (The amount payable with respect to each share of Company Stock pursuant to this Section 2.03(a) referred to herein as its “Allocated Portion.”)

(b)                       Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)                        Each share of Company Stock held by any Subsidiary of either the Company or Parent shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)                       Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the stock of the Surviving Corporation described in Section 2.03(c) above, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04.  Escrow.  At the Effective Time, Parent shall withhold from the Merger Consideration otherwise payable in connection with the Merger to the

Shareholders, the holders of Company Stock Options and the holders of Company Warrants an aggregate amount of cash equal to the Escrow Amount.  Prior to or at the Effective Time, the Equityholders’ Representative and Parent shall enter into an escrow agreement (the “Escrow Agreement”) with U.S. Bank National Association (the “Escrow Agent”) in the form of Exhibit B hereto.  Pursuant to the terms of the Escrow Agreement, at the Effective Time, Parent shall deposit the Escrow Amount into an escrow account (the “Escrow Account”), which account is to be managed by the Escrow Agent.  Distributions of cash shall be governed by the terms and conditions of this Agreement and the Escrow Agreement (the cash in the Escrow Account, including all accrued interest, being referred to as the “Escrow Fund”).  The Escrow Amount shall be security for the indemnity provided for in Article 11 hereof and shall be disbursed in accordance with the terms thereof.  Notwithstanding the foregoing or anything to the contrary contained herein, any distribution to the Shareholders, the holders of Company Stock Options and the holders of Company Warrants shall be reduced by expenses, including the Equityholders’ Representative’s Expenses, incurred in connection with such distribution.

Section 2.05.  Company Stock Options.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of Company Stock Options, each Company Stock Option outstanding immediately prior to the Effective Time shall become fully vested and shall be canceled and extinguished, and each holder thereof shall cease to have any rights with respect thereto, other than the right to receive, in cash, without interest, (i) payment from the Surviving Corporation (which Parent shall cause Surviving Corporation to pay) promptly following the Effective Time of an amount equal to the excess of (A) the Series Z Preferred Initial Allocated Portion Per Share over (B) the exercise price required to be paid to acquire the corresponding share of Company Series Z Preferred Stock and (ii) payment of an amount equal to the Series Z Preferred Escrow Allocated Portion Per Share (if any) upon release of the Escrow Amount (or any portion thereof) from the Escrow Account.  Notwithstanding anything to the contrary herein, any amounts that would otherwise be disbursed from the Escrow Account to a Closing Date Optionholder, in its capacity as such, shall be disbursed from the Escrow Account to the Surviving Corporation.  Promptly after receiving such amounts, the Surviving Corporation shall disburse such amounts, net of any applicable withholding taxes, to the applicable Closing Date Optionholder.

Section 2.06.  Company Warrants.  (a)  Prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause the exercise or conversion of all of the outstanding Company Warrants for or into shares of Company Stock in accordance with the terms of the applicable Company Warrants.

(b)                                 At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of Company Warrants, each Company Warrant outstanding immediately prior to the Effective Time shall be canceled and extinguished, and each holder thereof shall cease to have any rights with respect thereto, other than the right to receive, in cash, without interest, (i) payment of an amount equal to the excess of (A) the Initial Allocated Portion payable with respect to the shares of Company Stock subject to such Company Warrant over (B) the exercise price required to be paid to acquire the shares of Company Stock subject to such Company Warrant and (ii) payment of an amount equal to the Escrow Allocated Portion (if any) payable with respect to the shares of Company Stock subject to such Company Warrant upon release of the Escrow Amount (or any portion thereof) from the Escrow Account to such holder pursuant to the terms of the Escrow Agreement.

Section 2.07.  Purchase Price Adjustment Statement.  (a) At Closing, the Company shall deliver to Parent a certificate (the “Purchase Price Adjustment Statement”) of the Company executed by an executive officer of the Company, which certificate shall set forth the following, and contain a representation and warranty of the Company as to the accuracy and completeness thereof, in each case as of the Closing:

(i)             a schedule setting forth all Transaction Expenses, together with a description, the amount and reasonable documentation in respect of each element thereof, and payment instructions therefor; and

(ii)          a statement of the Company’s calculation of Net Cash, including:

(A)      a schedule setting forth (A) the exercise price of each unexpired and unexercised in-the-money Company Stock Option outstanding immediately prior to the Effective Time and (B) the exercise price of each unexpired and unexercised Company Warrant outstanding immediately prior to the Effective Time;

(B)        a statement of the Company’s Actual Cash as of the close of business on the Business Day immediately preceding the Closing Date, together with printouts of online bank account balances or other reasonable documentation thereof; and

(C)        a statement of the Company’s Indebtedness as of the close of business on the Business Day immediately preceding the Closing Date, together with a description of each element thereof.

(b)                       In addition, at least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate of the Company setting forth its good faith estimate of the foregoing.

Section 2.08.  Closing Payment Schedule.  (a)  At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent and the Payment Agent a definitive closing payment schedule (the “Closing Payment Schedule”) in the format of, and using the formulae set forth in, an Excel spreadsheet previously reviewed by the parties, a copy of which is attached as attached Schedule 2.08, executed by an executive officer of the Company, which schedule shall reflect all payments to which the Shareholders, the holders of Company Stock Options and the holders of Company Warrants shall be entitled at Closing in accordance with this Article 2 and shall set forth the following and contain a representation and warranty of the Company as to the accuracy and completeness thereof, in each case as of the Closing:

(i)             the name and mailing address (or other delivery instructions reasonably acceptable to Parent and the Payment Agent) of (A) each holder of record of outstanding shares of Company Stock immediately prior to the Effective Time (each, a “Closing Date Shareholder”), (B) each holder of unexpired and unexercised in-the-money Company Stock Options outstanding immediately prior to the Effective Time (each, a “Closing Date Optionholder”) and (C) each holder of unexpired and unexercised Company Warrants outstanding immediately prior to the Effective Time (each, a “Closing Date Warrantholder”)

(ii)          (A) the number of shares of Company Stock of each class and series held by each Closing Date Shareholder immediately prior to the Effective Time, (B) the aggregate Initial Allocated Portion payable to each Closing Date Shareholder at the Effective Time and (C) the number and class of Dissenting Shares, if any, held by each Closing Date Shareholder immediately prior to the Effective Time;

(iii)       (A) the number of unexpired and unexercised in-the-money Company Stock Options held by each Closing Date Optionholder immediately prior to the Effective Time, (B) the aggregate Initial Allocated Portion payable to each Closing Date Optionholder at the Effective Time and (C) the aggregate of the exercise prices of the unexpired and unexercised in-the-money Company Stock Options held by each Closing Date Optionholder immediately prior to the Effective Time; and

(iv)      (A) the number of unexpired and unexercised Company Warrants held by each Closing Date Warrantholder immediately prior to the Effective Time, (B) the aggregate Initial Allocated Portion payable to each Closing Date Warrantholder at the Effective Time and (C) the aggregate of the exercise prices of the unexpired and unexercised Company Warrants held by each Closing Date Warrantholder immediately prior to the Effective Time.

(b)                       Concurrently with the delivery of the Closing Payment Schedule, the Company also shall deliver to Parent, in such detail as shall be reasonably acceptable to Parent, all information on which the calculations reflected in the Closing Payment Schedule are based.  If there are any changes between the date of delivery of the Closing Payment Schedule and the Closing Date in any items that are determined as of or immediately prior to the Effective Time, the Company shall deliver to Parent and the Payment Agent at the Closing an updated Closing Payment Schedule that reflects such changes.  Any updated Closing Payment Schedule shall be executed by an executive officer of the Company and shall contain a representation and warranty of the Company as to the accuracy and completeness thereof, in each case as of the Closing.

Section 2.09.  Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any

Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.  If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.10.  Dissenting Shares.  (a) Notwithstanding Section 2.03, shares of Company Stock outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with California Law shall not be converted into a right to receive any portion of the Merger Consideration in accordance with Section 2.03, but the holder thereof shall be entitled only to such rights as are provided by California Law, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal.  If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive an a portion of the Merger Consideration pursuant to Section 2.03(a).  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.11.  Surrender and Payment.  (a) Parent will appoint U.S. Bank National Association to act as payment agent (the “Payment Agent”) for the purpose of exchanging certificates representing the shares of Company Stock (the “Certificates”) for the Merger Consideration.  Immediately following the Effective Time, Parent will make available the Merger Consideration, less any amounts to be paid to holders of Company Stock Options pursuant to Section 2.05 (which shall be paid by Parent to the Surviving Corporation as promptly as practicable and in any event immediately following the Effective Time) less any amounts withheld pursuant to Section 2.09, to be paid in respect of the Certificates in accordance with the provisions set forth in this Article 2.  Promptly following the Effective Time, Parent or the Payment Agent shall mail to every holder of record of Company Preferred Stock that was issued and outstanding immediately prior to the Effective Time and that has not previously delivered its Certificates together with a properly completed and duly executed letter of transmittal (a “Letter of Transmittal”), in each case to the mailing address (or pursuant to the other delivery instructions) set forth in the Closing Payment Schedule, (x) a Letter of Transmittal and (y) instructions for use of such Letter of Transmittal in effecting the surrender of certificates.

(b)                       Each holder of outstanding Company Preferred Stock that has been converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.03(a) will be entitled to receive, upon surrender to the Payment Agent of a Certificate, together with a properly completed Letter of Transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificate to the Payment Agent), the Allocated Portion, if any, payable for each share of Company Preferred Stock represented by such Certificate in accordance with the procedures set forth in this Article 2.  Until so surrendered, from and after the Effective Time each such Certificate shall represent for all purposes only the right to receive the Allocated Portion, if any, payable for each share of Company Stock represented thereby.

(c)                        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Payment Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(d)                       From and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Allocated Portion, if any, provided for, and in accordance with the procedures set forth, in this Article 2.

(e)                        Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.11(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Stock sixty (60) Business Days after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration payable in respect of such shares of Company Stock in accordance with this Section 2.11 prior to that time shall thereafter look only to Parent for payment of the Allocated Portion payable in respect of such shares of Company Stock without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Immediately prior to such time when amounts remaining unclaimed by holders of shares of Company Stock would otherwise escheat to or become property of any Governmental Authority, such unclaimed amounts shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Persons previously entitled thereto.

(f)                          Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.11(a) to pay for any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.12.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the entry by such Person into an indemnification agreement in form satisfactory to Parent, or the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Allocated Portion, if any, payable in respect of the shares of Company Stock evidenced by such Certificate, in accordance with the procedures set forth in this Article 2.

Section 2.13.  Adjustments.  Notwithstanding anything to the contrary herein, the parties hereto acknowledge that (a) the Initial Allocated Portion payable to each holder of Company Stock as of the Effective Time may differ from the Initial Allocated Portion that would have been payable to each holder of Company Stock as of the Effective Time for various reasons, including if (i) any Damages had reduced the Closing Date Payment instead of being payable from the Escrow Amount or (ii) any deficiencies in the Company’s calculations of the Purchase Price Adjustment had reduced the Closing Date Payment instead of being payable from the Escrow Amount; (b) the Equityholders’ Representative may make any appropriate adjustments to the provisions of this Article 2 in order to correct any such discrepancy (including adjusting the Escrow Allocated Portion payable with respect to any share of Company Stock), provided that no such adjustment shall require any additional payment by Parent or the Surviving Corporation; and (c) none of the Equityholders’ Representative, Parent, the Surviving Corporation, the Payment Agent and any Affiliate of the foregoing shall have any liability for any such adjustment (or the failure to make any adjustment).

Section 2.14.  Tax Treatment of Escrow Payment.  The parties acknowledge and agree (i) that any amount distributed by the Escrow Agent from the Escrow Account to the Shareholders and the holders of Company Warrants pursuant to the terms of the Escrow Agreement shall be treated, for U.S. federal income tax purposes, as additional consideration paid to the Shareholders for their Company Stock pursuant to the Merger as and when such amount is distributed, and (ii) a portion of each such distribution shall be treated as a payment of interest in accordance with Section 483 of the Code.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.  Articles of Incorporation.  The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law, provided that, at the Effective Time, such articles of incorporation shall be amended as set forth in Annex E.

Section 3.02.  Bylaws.  The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent that each of the statements contained in this Article 4 are true and complete at and as of the date hereof and at and as of the Effective Time except as otherwise provided herein and except as specifically disclosed in the schedules attached hereto (each, a “Schedule” and together, the “Company Disclosure Schedule”).  Each exception set forth in the Company Disclosure Schedule and each other reference to this Agreement set forth in the Company Disclosure Schedule shall be identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and shall relate only to such section or subsection except to the extent that (a) one portion of the Company Disclosure Schedule specifically refers to another portion thereof by specific cross reference or (b) it is readily apparent to Parent from the text of the disclosure in the Company Disclosure Schedule that an item disclosed in one section or subsection of the Company Disclosure Schedule is omitted from another section or subsection where such disclosure would be appropriate, in which case such item shall be deemed to have been disclosed in the section or subsection of the Company Disclosure Schedule from which such item is omitted.

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be material to the Company and its Subsidiaries, taken as a whole.  The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company or any of its Subsidiaries, taken as a whole.

Section 4.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company.  The Company has heretofore delivered or made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in full force and effect.  The Company is not in violation of any of the provisions of its articles of incorporation or bylaws.  The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single class on an As-Converted basis), (ii) the holders of at least two-thirds of the outstanding shares of Company Investor Preferred Stock (voting together as a single class on an As-Converted basis) and (iii) the holders of a majority of the outstanding shares of the Company Common Stock are the only votes of the Shareholders necessary in connection with the consummation of the Merger and the other transactions contemplated hereby (the “Company Shareholder

Approval”).  This Agreement constitutes a valid and binding agreement of the Company, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)                       At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that the Merger is fair to and in the best interests of the Shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, and (iii) unanimously resolved to recommend approval and adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the Shareholders.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation by the Company of the transactions contemplated hereby and thereby require no action on the part of the Company by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the agreement of merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign, (iii) such filings as may be required under the HSR Act and (iv) any actions or filings the absence of which would not be reasonably expected to be, individually or in the aggregate, material to the Company or to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.04.  Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of  the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to be, individually or in the aggregate, material to the Company or materially to impair the ability of the Company to consummate the actions contemplated by this Agreement.

Section 4.05.  Capitalization.  (a) The authorized capital stock of the Company consists of 302,143,593 shares, including (i) 200,000,000 shares of Company Common Stock, of which 10,926,670 shares are issued and outstanding, (ii) 251,692 shares of Company Series A-1 Preferred Stock, of which 251,692 shares are issued and outstanding, (iii) 827,419 shares of Company Series B1-1 Preferred Stock, of which 806,927 shares are issued and outstanding, (iv) 297,171 shares of Company Series B2 1 Preferred Stock, of which 286,511 shares are issued and outstanding, (v) 55,433,992 shares of Company Series C-1 Preferred Stock, of which 55,182,609 shares are issued and outstanding, (vi) 15,840,446 shares of Company Series C-2 Preferred Stock, of which 13,664,445 shares are issued and outstanding and (vii) 29,492,873 shares of Company Series Z Preferred Stock, of which 216,027 shares are issued and outstanding.  The Company has no other capital stock authorized, issued or outstanding.  The Company Stock is, as of the date hereof, held by the Persons and in the amounts set forth in Schedule 4.05(a), with the latest known addresses of such Persons indicated thereon.  All outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the articles of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it is bound, and all outstanding shares of Company Stock and Company Convertible Securities have been issued in compliance in all material respects with federal and state securities laws.  There are no declared or accrued unpaid dividends with respect to any shares of the Company Stock.

(b)                       The Company has reserved 14,746,436 shares of Company Series Z Preferred Stock for issuance to employees, directors and consultants pursuant to the Company Stock Option Plan, of which 216,027 shares are outstanding pursuant to option exercises through the date hereof, 13,802,263 shares are subject to outstanding unexercised options as of the date hereof and 728,146 shares remain available for future grant as of the date hereof.  Schedule 4.05(b) of the Company Disclosure Schedule sets forth each Company Stock Option outstanding, the name of the optionholder, whether the optionholder is an employee of the Company, the address of record for such optionholder, the grant date and number of shares of Company Series Z Preferred Stock subject to such option, the exercise price of such option, the date on which such option expires and whether and to what extent such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code.  All of the Company Stock Options will become fully vested and exercisable immediately prior to the Effective Time provided that the optionholder has not terminated or ceased providing services to the Company.  Each such option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant as determined in good faith by the Company’s board of directors.  The Company has heretofore delivered or made available to Parent true and complete copies of the standard form of stock option agreement, any stock option agreements which differ from such standard form and a stock option ledger showing the vesting schedule and the number of shares vested to date.

(c)                        The Company has reserved 20,492 shares of Company Series B1-1 Preferred Stock, 10,660 shares of Company Series B2-1 Preferred Stock, 251,383 shares of Company Series C-1 Preferred Stock and 1,176,001 shares of Company Series C-2 Preferred Stock for issuance upon exercise of Company Warrants, of which no shares of Company Series B1-1 Preferred Stock, Series B2-1 Preferred Stock, C-1 Preferred Stock or Series C-2 Preferred Stock are outstanding pursuant to exercises of Company Warrants through the date hereof and 20,492 shares of Company Series B1-1 Preferred Stock, 10,660 shares of Company Series B2-1 Preferred Stock, 251,383 shares of Company Series C-1 Preferred Stock and 1,176,001 shares of Company Series C-2 Preferred Stock are subject to outstanding unexercised Company Warrants.  Schedule 4.05(c) of the Company Disclosure Schedule sets forth each Company Warrant outstanding, the name of the holder, the address of record for the holder, the grant date and number and series of shares of Company Preferred Stock subject to such warrant, the exercise price of such warrant, the initial exercise date for such warrant, the expiration date of such warrant and to what extent the expiration of such warrant will be accelerated as a result of the transactions contemplated by this Agreement (indicating the circumstances that may cause such acceleration).  The Company has heretofore delivered or made available to Parent true and complete copies of all Company Warrants, and all amendments thereto.

(d)                       There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(e)                        No outstanding Company Stock is subject to vesting or forfeiture or rights of repurchase by the Company.  There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, or other similar rights with respect to the Company or any of its securities.  In addition, there are no declared or accrued unpaid dividends with respect to any share of the Company Stock.

(f)                          There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any other matters involving any securities of the Company.

(g)                       Except as set forth in Sections 4.05(a), 4.05(b) and 4.05(c), there are no outstanding (i) shares of capital stock or voting securities of the Company or (ii) Company Convertible Securities (the items in clauses (i) and (ii) being referred to collectively as the “Company Securities”).  Except as set forth in Sections 4.05(a), 4.05(b) and 4.05(c), there are no outstanding obligations, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Securities.

(h)                       None of the Company Securities are owned by any Subsidiary of the Company.

Section 4.06.  Subsidiaries.  (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be material to the Company and its Subsidiaries, taken as a whole.  Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or the aggregate, a Material Adverse Effect on the Company.  No Subsidiary is in violation of any of the provisions of its articles or certificate of incorporation or bylaws.  Schedule 4.06 sets forth for each Subsidiary its name, jurisdiction of incorporation or other organization and all jurisdictions in which it is authorized to do business.

(b)                       All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Subsidiary Securities.

(c)                        Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries own, directly or indirectly, any shares of capital stock of, other securities or ownership interests of, or investments in, any other Person (collectively, “Third Party Interests”).  Neither the Company nor any of its Subsidiaries have any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or contribution or advance to, any Person.

Section 4.07.  Financial Statements.  (a) The audited balance sheets as of December 31, 2007 and 2006 and the related audited statements of income and cash flows for each of the years ended December 31, 2007, 2006 and 2005, and the unaudited interim financial statements for the nine months ended September 30, 2008 of the Company have been provided to Parent and are attached hereto as Schedule 4.07.  The audited balance sheets as of December 31, 2007 and 2006 and the related audited statements of income and cash flows for each of the years ended December 31, 2007, 2006 and 2005 fairly present, in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.  The unaudited interim financial statements for the nine months ended September 30, 2008 fairly present, in all material respects, in conformity with U.S. GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject only to normal year-end adjustments and an absence of footnotes).  Each of the foregoing financial statements includes all adjustments that are necessary for a fair presentation of the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as of the date thereof and for the period covered thereby.  The Company maintains a system of internal controls over financial reporting that is adequate to the business of the Company as currently conducted.

(b)                       The Company’s unrestricted cash and cash equivalents consist solely of cash held in checking accounts, investments in a Janus Institutional Money Market Fund and certificates of deposit not in excess of $100,000 held at separate banks (“Actual Cash”) and do not consist of any investments in auction rate preferred securities, the Reserve Primary Fund, the Reserve Yield Plus Fund or the Reserve International Liquidity Fund.

Section 4.08.  Absence of Certain Changes.  Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)                        any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b)                       any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company;

(c)                        with respect to any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company, any direct or indirect (i) reclassification, combination, split or subdivision or (ii) redemption, repurchase, purchase or other acquisition by the Company, except for repurchases by the Company of Company Series Z Preferred Stock made in connection with the termination of employment of Company employees;

(d)                       any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof, other than trade payables incurred in the ordinary course of business consistent with past practices;

(e)                        any creation or other incurrence by the Company or any of its Subsidiaries of any material Lien on any material asset;

(f)                          any making of any loan, advance or capital contributions to or investment in any Person, except for (i) reasonable advances to employees and consultants for travel and business expenses in the ordinary course of business consistent with past practices, (ii) purchases of inventory and materials by the Company in the ordinary course of business consistent with past practices and (iii) transactions in the ordinary course of business with its wholly-owned Subsidiaries;

(g)                       any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the business or assets of the Company or any of its Subsidiaries;

(h)                       any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole;

(i)                           any change in any method of accounting or accounting principles or practice by the Company, except for any such change required by reason of a concurrent change in GAAP;

(j)                           any (i) grant of any severance pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in severance benefits payable to any director, officer or employee of the Company or any of its Subsidiaries under any existing severance pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

(k)                        any hiring, employment, or entry into a contract or agreement with any new employees or independent contractors or consultants;

(l)                           any material labor dispute, other than routine individual grievances of the Company’s employees;

(m)                     any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any material amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered;

(n)                       any receipt of notice by the Company of any actual or threatened termination by any customer, supplier, distributor, licensor or other Person material to the business of the Company and its Subsidiaries, taken as a whole;

(o)                       any material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by licensors to the Company;

(p)                       any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment, except such capital expenditures or commitments that do not, either individually or in the aggregate, exceed $50,000; or

(q)                       agreement by the Company or any officer or employee thereof in their capacities as such to do any of the things described in the preceding clauses (a) through (p) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

Section 4.09.  No Undisclosed Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a)                        liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto,

(b)                       liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 4.10.  Compliance with Laws and Court Orders.  The business of the Company and each of its Subsidiaries is and has at all times since its inception been conducted in compliance in all material respects with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law.

Section 4.11.  Agreements, Contracts and Commitments.  (a)  Neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)    any lease or sublease (whether of real or personal property) providing for annual rentals of $50,000 or more;

(ii)   any agreement for the purchase or license of technology, materials, supplies, goods, services, equipment or other tangible or intangible assets that provides for either (A) annual payments by the Company or its Subsidiaries of $50,000 or more to be made after the date of this Agreement or (B) aggregate payments by the Company or its Subsidiaries of $50,000 or more to be made after the date of this Agreement;

(iii)               any license, sales, distribution or other similar agreement providing for the sale or license by the Company or any of its Subsidiaries of technology, materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company or its Subsidiaries of $50,000 or more or (B) aggregate payments to the Company and the Subsidiaries of $50,000 or more;

(iv)              any partnership, joint venture or other similar agreement or arrangement;

(v)                 any agreement, contract or commitment relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)              any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $50,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(vii)           except for agreements with customers by the Company or its Subsidiaries in the ordinary course of business consistent with past practices, any option (other than employee stock options), license, franchise or similar agreement;

(viii)        any alliance, agency, dealer, sales representative, marketing, distribution, original equipment manufacturer, remarketer, joint marketing, channel partner or other similar agreement;

(ix)                any development or collaboration agreement or other agreement for development of products and services for the Company or any of its Subsidiaries;

(x)                   any agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which could reasonably be expected to so limit the freedom of the Company or any Affiliate after the Effective Time;

(xi)                any agreement with any Affiliate of the Company (or any Subsidiary), with any director or officer of the Company or any of its Subsidiaries, or, to the Knowledge of the Company with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

(xii)   any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement with a firm or other organization;

(xiii)   any employment or consulting agreement or any agreement with severance, change in control or similar arrangements, that will result in any obligation (absolute or contingent) of the Company or any Subsidiary to make any payment as a result of the transactions contemplated by this Agreement, termination of employment or both;

(xiv)   any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

(xv)   any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole, including without limitation, any agreement involving annual payments by any customer to the Company and its Subsidiaries in excess of $75,000.

(b)                       Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section (each, a “Material Contract”) is a valid and binding agreement of the Company or its Subsidiaries, as the case may be, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and is in full force and effect with respect to the Company or any Subsidiary of the Company and, to the Knowledge of the Company, each other party thereto, and none of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute any event of default thereunder.  True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been made available to Parent.

(c)                        To the Knowledge of the Company, as of the date of this Agreement, no person is renegotiating, or has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.  As of the date of this Agreement, the Company has not received any written or verbal indication of an intention to terminate any of the Material Contracts by any of the parties to any of the Material

Contracts.  To the Knowledge of the Company, as of the Effective Time, no person is renegotiating, or has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract, except as would not be material to the Company and its Subsidiaries taken as a whole.  As of the Effective Time, the Company has not received any written or verbal indication of an intention to terminate any of the Material Contracts by any of the parties to any of the Material Contracts, except as would not be material to the Company and its Subsidiaries taken as a whole.

(d)                       The Company and each Subsidiary have fulfilled all material obligations required pursuant to each Material Contract to have been performed by the Company prior to the date hereof.

(e)                        The transactions contemplated by this Agreement will not give rise to any notice requirements under any contract disclosed in response to Section 4.11(a).

(f)                          The transactions contemplated by this Agreement will not give rise to any consent requirements under any contract disclosed in response to Section 4.11(a).

(g)                       The transactions contemplated by this Agreement will not give rise to any rights of termination under any contract disclosed in response to Section 4.11(a).

Section 4.12.  Litigation.  There is no material action, suit, investigation or proceeding (or, to the Knowledge of the Company, any basis therefor) pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, or, to the Knowledge of the Company, pending or threatened against or affecting any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person in each case for whom the Company or any such Subsidiary would reasonably be expected to be liable or any of their respective properties or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby before any Governmental Authority.

Section 4.13.  Finders’ Fees.  Except for Thomas Weisel Partners LLC and EMA Partners, LLC, copies of whose engagement agreements have been provided or made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.14.  Tax Representations.

(a)                        Filing and Payment.  (i) All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time to file) in accordance with all Applicable Laws; (ii) as of the time of filing, the Tax Returns were true and complete in all material respects; and (iii) all

Taxes shown as due and payable on the Tax Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

(b)                       Financial Records.  (i) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and (ii) since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes other than in the ordinary course of business.

(c)                        Procedure and Compliance.  (i) All income and franchise Tax Returns filed with respect to the Company and its Subsidiaries through the Tax year ended December 31, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return and has not yet filed such Tax Return; (iii) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; (iv) no adjustment that would materially increase the Tax liability, or materially reduce any Tax Asset, of the Company or any of its Subsidiaries has been made, proposed or threatened in writing (or otherwise to the Knowledge of the Company) by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period; (v) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing (or otherwise to the Knowledge of the Company) against the Company or its Subsidiaries in respect of any Tax or Tax Asset; (vi) the Company has not received a written Tax opinion with respect to any transaction relating to the Company, other than a transaction in the ordinary course of business; and (vii) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(d)                       Taxing Jurisdictions.  Schedule 4.14(d) sets forth a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries files Tax Returns.  No claim has ever been made in writing (or otherwise to the Knowledge of the Company) by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction nor is there a more likely than not basis for any such claim.

(e)                        Tax Sharing, Consolidation and Similar Arrangements.  (i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of the Company or any of its Subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other Person; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; and (iii) neither the Company nor any of its Subsidiaries has entered into any formal agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(f)                          Certain Elections, Agreements and Arrangements.  (i) No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat the Company or any of its Subsidiaries as an association, corporation or partnership; (ii) none of the Company or any of its Subsidiaries is disregarded as an entity for Tax purposes; (iii) during the five-year period ending on the date hereof, none of the Company or any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and (iv) neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g)                       Property and Leases.  (i) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property; and (ii) none of the property owned by the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(h)                       Post-Closing Attributes.  (i) Neither the Company nor any of its Subsidiaries will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period; and (ii) neither the Company nor any of its Subsidiaries will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code).

Section 4.15.  Employee Matters and Employment Benefit Plans.  (a)  Schedule 4.15(a) contains a correct and complete list identifying each “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Affiliates and covers any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the “Employee Plans”.

(b)                       Neither the Company nor any ERISA Affiliate nor any predecessor thereof does or is required to sponsor, maintain or contribute to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any non-U.S. defined benefit plan.

(c)                        Neither the Company nor any ERISA Affiliate nor any predecessor thereof does or is required to contribute to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or any multiple employer plan.

(d)                       Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption.  The Company has made available to Parent copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Employee Plan.

(e)                        Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.  No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(f)                          The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay, bonus, retirement, job security or similar benefit or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or any other employment or benefit arrangement.

(g)                       There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or independent contractor of the Company or any of its Subsidiaries that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(h)                       Neither the Company nor any of its Subsidiaries has any liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required under Section 4980B of the Code or similar applicable state law.  No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries, to the extent permitted under applicable law.  No Employee Plan is subject to Section 409A of the Code.  Any such plan set forth on Schedule 4.15(h) is and has been operated in good faith compliance with Section 409A of the Code and the applicable guidance issued thereunder.

(i)                           All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(j)                           There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which could increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2007.

(k)                        Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

(l)                           There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

(m)                     The Company and its Subsidiaries are in material compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.  There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board.

(n)                       Neither the Company nor any of its Subsidiaries has engaged in any workforce reduction within the last 90 days which, alone or when aggregated with any other workforce reduction before or after the date hereof, would trigger obligations under the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or any similar state or local laws regulating layoffs or employment terminations, with respect to its employees.

(o)                       The Company has no Knowledge that any Key Employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.

(p)                       Attached as Schedule 4.15(p) is a true, complete and correct list of the employees of the Company identified by each employee’s title, along with information regarding each employee’s location of employment, salary and other compensation paid to the employee by the Company.  The Company does not employ any part-time employees or pay for the services of any independent contractors.

Section 4.16.  Real and Personal Property; Absence of Liens and Encumbrances.  (a) The Company and its Subsidiaries do not own any real property and have never owned any real property.  Schedule 4.16(a) sets forth a list of all real property currently leased by the Company or any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto.  All such leases are in full force and effect and enforceable by the Company or its Subsidiaries (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ generally and by general equitable principles, and regardless of whether enforceability is considered in a proceeding in equity or at law), and there is not, under any of such leases, any existing default by the Company or its Subsidiaries or, to the Knowledge of the Company, by the other party thereto or event of default (or event which with notice or lapse of time, or both, would constitute such a default).  The Company has heretofore made available to Parent true and complete copies of all such leases.

(b)                       The Company or its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in their respective businesses, free and clear of any Liens, except as reflected in the Company Balance Sheet and except for Liens for Taxes not yet due and payable, municipal and zoning ordinances, easements for public utilities and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

(c)                        Schedule 4.16(c) lists all material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries with a book or fair market value for each item in excess of $50,000 and such Equipment is, in the aggregate, in all material respects, (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

Section 4.17.  Products.  To the Company’s Knowledge, each of the products produced or sold by the Company or any of its Subsidiaries is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with the terms and requirements of any applicable warranty or other contract between the Company and such Person, (ii) in conformance in all material respects with any promises or affirmations of fact made in connection with its sale, and (iii) in compliance in all material respects with Applicable Law.  All repair services and other services that have been performed by the Company and its Subsidiaries were performed properly and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with Applicable Law, except for any deficiencies that can be corrected without incurring expense materially in excess of the Company’s warranty reserves.  To the Company’s Knowledge, none of the Company and its Subsidiaries will incur or otherwise become subject to any liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, the Company or any of its Subsidiaries on or at any time prior to the Closing Date in excess of the Company’s warranty reserves.  To the Company’s Knowledge, there are no material unresolved claims or threatened claims by any customer or other Person against the Company or any of its Subsidiaries (i) under or based upon any warranty provided by or on behalf of the Company or any of its Subsidiaries that have been received in writing by the Company or any of its Subsidiaries, or (ii) under or based upon any other warranty relating to any product sold by the Company or any of its Subsidiaries or any services performed by the Company or any of its Subsidiaries.  To the Company’s Knowledge no event has occurred, and no condition or circumstance exists, that could reasonably be expected (with or without notice or lapse of time) to directly or indirectly give rise to or serve as a basis for the assertion of any such claim.  No product manufactured or sold by the Company or any of its Subsidiaries has been the subject of any recall or other similar action; and no event has occurred, and to the Company’s Knowledge no condition or circumstance exists, that could (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

Section 4.18.  Intellectual Property.  (a) To the Company’s Knowledge, without conducting any special investigation or study beyond that provided to Parent, Schedule 4.18(a) sets forth all material Intellectual Property necessary to conduct the business of the Surviving Corporation as currently conducted (the “Necessary Intellectual Property”).  The Company and/or its Subsidiaries own or otherwise have sufficient rights to use the Necessary Intellectual Property.  Consummation of the transactions contemplated by this Agreement will not encumber, impair or extinguish any rights of the Company or its Subsidiaries in the Necessary Intellectual Property, excluding any off-the-shelf software licensed to the Company and/or its Subsidiaries that is generally available commercially on nondiscriminatory terms (“Off-the-Shelf Software”).  There are no claims pending or threatened in writing (or otherwise threatened, to the Company’s Knowledge) against the Company or its Subsidiaries by any third party (i) challenging or seeking to deny or restrict the rights of the Company or any of its Subsidiaries in any Necessary Intellectual Property or (ii) alleging that any Intellectual Property right of any third party is infringed or otherwise violated by the business of the Surviving Corporation as currently conducted or by any services or products offered by the Company or its Subsidiaries.

(b)                       (i) To the Knowledge of the Company, the Company and its Subsidiaries are the sole and exclusive owners of the Company Intellectual Property, free and clear of any Lien and there are no material restrictions on the disclosure, use, license or transfer of the Company Intellectual Property or the Necessary Intellectual Property by the Company and its Subsidiaries or by their respective assigns and successors; and (ii) no third party has been granted any material current or contingent license right by the Company and/or its Subsidiaries to utilize any material Company Intellectual Property; in each case except pursuant to licenses granted to or by the Company and/or its Subsidiaries in the ordinary course of business and set forth in the agreements listed in Schedule 4.18(b).  None of the Company Intellectual Property has been adjudged in a court as invalid, unenforceable, or not infringed, and there are no proceedings pending or third party claims pending (excluding patent prosecution before the patent offices of the world) or threatened in writing, in each case challenging the scope, validity, or enforceability of any of the Company Intellectual Property.  To the Company’s Knowledge, none of the Necessary Intellectual Property has been adjudged in a court as invalid, unenforceable, or not infringed, and there are no proceedings pending (excluding patent prosecution before the patent offices of the world) or third party claims pending or threatened in writing, in each case challenging the scope, validity or enforceability of any of the Necessary Intellectual Property.

(c)                        Schedule 4.18(c) sets forth a list of all U.S. and foreign (i) issued patents and patent applications, (ii) trademark registrations and applications (including domain name registrations), and (iii) copyright registrations and applications, included in the Company Intellectual Property (“Company Registered Intellectual Property”).  All applications for Company Registered Intellectual Property and all registrations for Company Registered Intellectual Property are subsisting (i.e., have not been finally abandoned), and all annuity, maintenance, renewal and other fees necessary to maintain any Company Registered Intellectual Property are current.  Effective written assignments constituting an unbroken, complete chain-of-title from the original owner(s) to the Company or its Subsidiaries have been obtained with respect to all of the patent applications and patents within the Company Registered Intellectual Property and have been duly recorded with the appropriate governmental authorities, except where the failure to do so is correctible within ninety (90) days after the Effective Time.

(d)                       Schedule 4.18(d) lists all agreements under which the Company or its subsidiaries are granted any license right or immunity with respect to the Intellectual Property of any third party that constitutes Necessary Intellectual Property, excluding Off-the-Shelf Software.  To the Knowledge of the Company, each such agreement is in full force and effect, and the Company has in all material respects performed its obligations thereunder.

(e)                        Except for Company Intellectual Property that has become publicly available or known through patenting, the publication of a patent application, or inherently through the sale or distribution in the ordinary course of business of products or methods incorporating Company Intellectual Property, the Company and its Subsidiaries have used reasonable commercial efforts to maintain the confidentiality of all Company Intellectual Property that is material to the business of the Company.

(f)                          None of the Company or any of its Subsidiaries has given to any Person an indemnity in connection with any Intellectual Property right, other than indemnities (i) that, individually or in the aggregate, could not result in liability to the Company in excess of $100,000; (ii) under Contracts disclosed in Schedule 4.18(f); or (iii) that arise under a standard form sales contract of the Company or any of its Subsidiaries and whose terms do not materially differ from the sample attached in Schedule 4.18(f).

(g)                       All products sold by the Company or its Subsidiaries and covered by a patent, trademark or copyright included in the Company Intellectual Property have been marked with appropriate notices to the extent legally required in order to collect damages.

(h)                       To the extent that any Company Intellectual Property listed in Schedule 4.18(c) has been developed or created by any party (including any current or former employee of the Company or any of its Subsidiaries) for the Company or any of its Subsidiaries, the party has assigned exclusive ownership to the Company and/or its Subsidiaries with respect thereto.  To the extent that any Company Intellectual Property has been developed or created by any current or former employee of the Company or any of its Subsidiaries, such person has signed a Proprietary Invention Agreement substantially in the form of the agreement set forth in Exhibit C or a form of agreement that is no less restrictive than such agreement.

(i)                           No third party possesses any current or future contingent rights with respect to any source code that is a material part of the software included in the Company Intellectual Property.  Except as set forth in Schedule 4.18(i), no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

Section 4.19.  Insurance Coverage.  Schedule 4.19 contains a complete and accurate list of, and the Company has furnished or made available to Parent true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries.  There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since February 1, 2007 and remain in full force and effect.  The Company has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 4.20.  Licenses and Permits.  Schedule 4.20 correctly lists each material license, franchise, permit, certificate, approval or other similar authorization necessary to the business of the Company and its Subsidiaries as conducted as of the date of the Agreement (the “Permits”) together with the name of the government agency or entity issuing such Permit.  The Permits are valid and in full force and effect.  Neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would reasonably be expected to constitute a default under, the Permits.  None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.  The Company and each Subsidiary have made all material filings with governmental entities and have received all material permits, registrations, licenses, franchises, certifications and other approvals necessary to conduct and operate its business as currently conducted or operated by it and to permit the Company to own or use its assets in the manner in which such assets are currently owned or used.

Section 4.21.  Inventories.  The inventories set forth in the Company Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by the Company.  Since the Company Balance Sheet Date, the inventories of the Company and its Subsidiaries have been maintained in the ordinary course of business.  All such inventories are owned free and clear of all Liens.  All of the inventories recorded on the Company Balance Sheet consist of, and all inventories of the Company and its Subsidiaries on the Closing Date will consist of, items of a quality usable or saleable in the ordinary course of business consistent with Parent’s past practices and are and will be in quantities sufficient for the normal operation of the business of the Company and its Subsidiaries in accordance with past practice.

Section 4.22.  Receivables.  All accounts, notes receivable and other receivables (other than receivables collected since the Company Balance Sheet Date) reflected on the Company Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and its Subsidiaries as of the Effective Time will be, valid and genuine.  All accounts, notes receivable and other receivables arising out of or relating to the business of the Company and its Subsidiaries as of the Company Balance Sheet Date have been included in the Company Balance Sheet and all reserves for doubtful accounts reflected thereon were taken in accordance with GAAP applied on a consistent basis.  No person has any Lien on any such accounts receivable and, to the Company’s Knowledge, no request or agreement for deduction or discount has been made with respect to any such accounts receivable.

Section 4.23.  Environmental Matters.  (a) No written notice, notification, complaint, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries, no outstanding penalty has been assessed and no investigation, action, claim, suit or proceeding is pending, or to the Knowledge of the Company, is threatened by any Person with respect to any matters relating to the Company or any of its Subsidiaries and relating to any Environmental Law, any Hazardous Substance or any Environmental Permit actually or allegedly held or required by the Company or any of its Subsidiaries.

(b)                       Each of the Company and its Subsidiaries is and, except as has been fully resolved, at all times since its inception has been in compliance, in all material respects, with all Environmental Laws and has obtained and is and, except as has been fully resolved, at all times since its inception has been in compliance, in all material respects, with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(c)                        No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, from, under, to, in or within any property now or previously owned, leased or operated by the Company or any of its Subsidiaries in a manner which would reasonably result in a material liability.

(d)                       No property now or previously owned, leased or operated by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the Knowledge of the Company, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up, which listing has resulted in, or would reasonably result in, a material liability.

(e)                        Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(f)                          For purposes of this Section 4.23, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.24.  Certain Interests.  (a)  To the Knowledge of the Company, none of the shareholders of the Company or its Subsidiaries or any officer or director of the Company or its Subsidiaries and no member of such person’s “immediate family” (as such term is defined in Rule 16a-1 of the 1934 Act):

(i)                 has been an officer, director or shareholder of any significant supplier or customer of the Company, or of any company which holds, directly or indirectly, 50% or more of the outstanding shares of any such supplier or customer, provided, however, that the ownership of securities representing not more than 1% of the outstanding voting power of any supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “shareholder” as long as the person owning such securities has no other connection or relationship with such supplier or customer;

(ii)              is a party to or directly or indirectly interested in any license, partnership or alliance agreement with the Company or any of its Subsidiaries;

(iii)           owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company or any of its Subsidiaries uses or has used in the conduct of its business or otherwise (except for any such ownership or interest resulting from the ownership of securities in a public company); or

(iv)          has outstanding any indebtedness to the Company or any of its Subsidiaries.

(b)                                 Except for the payment of employee compensation in the ordinary course of business, the Company does not have any liability or any other obligation of any nature whatsoever to any Shareholder or any affiliate thereof or to any officer or director of the Company or, to the Knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

Section 4.25.  Customers; Suppliers.  (a) Schedule 4.25(a) sets forth the names of the five (5) most significant customers (by dollar amount of revenue) of the Company and its Subsidiaries for each of the year ended December 31, 2007, and the period from January 1, 2008 through September 30, 2008, and the dollar amount of revenue for each such customer during such periods.  The Company has received no notice and has no Knowledge that any customer listed on Schedule 4.25(a) has ceased to purchase or license the products of the Company, or has substantially reduced, or intends to substantially reduce, the purchase or license of such products from the Company.  As of the date of this Agreement, the Company received no notice and has no Knowledge that any customer listed on Schedule 4.25(a) is reasonably likely to cease to purchase or license the products of the Company.  As of the Effective Time, the Company has received no notice and has no Knowledge that any customer listed on Schedule 4.25(a) is reasonably likely to cease to purchase or license the products of the Company, except as would not be material to the Company and its Subsidiaries taken as a whole.

(b)                       Schedule 4.25(b) sets forth the names of the five (5) most significant suppliers (by dollar amount of purchases) of the Company and its Subsidiaries for each of the year ended December 31, 2007, and the period from January 1, 2008 through September 30, 2008, and any sole-source suppliers that are material to the business of the Company as presented, conducted or as proposed to be conducted, in each case specifying the dollar amount of the purchases by the Company and its Subsidiaries from each such supplier for each of the year ended December 31, 2007, and the period from January 1, 2008 through September 30, 2008.  The Company has received no notice and has no Knowledge that any supplier listed on Schedule 4.25(b) has threatened to (x) terminate or modify in a manner adverse to the Company its relationship with the Company, (y) reduce the amount of goods or services that it is willing to supply to the Company or (z) increase the price of any good or service that it has previously supplied or that it expects to supply to the Company.

Section 4.26.  Books and Records.  The books of account and other financial records of the Company have been maintained in accordance with sound business practices that are adequate for the size and nature of the business of the Company as conducted as of the date of this Agreement.  The minute books of the Company made available to Parent contain complete and accurate records in all material respects of all actions taken, and summaries of all meetings held, by the Shareholders, the Board of Directors and any committees of the Board of Directors of the Company since inception until the date hereof.  At the Effective Time, all of those books and records will be in the possession of the Company.  The Company has previously made available all of these books, records and accounts to Parent.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Escrow Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Subsidiary, respectively, and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, respectively.  This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of Parent and Merger Subsidiary, respectively.

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of an agreement of merger with respect to the Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, (iii) such filings as may be required under the HSR Act and (iv) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.04.  Non-Contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Subsidiary, or (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any Applicable Law, except for such contraventions, conflicts and violations that would not be reasonably expected to materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.05.  Sufficient Funds.  As of the date hereof, Parent has, and as of the Closing Parent will have, sufficient funds available to enable it to consummate the transactions contemplated by this Agreement.

ARTICLE 6
COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.  Conduct of the Company.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 12, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in material compliance with all Applicable Laws and use its commercially reasonable efforts to (i) preserve intact its present business organization, properties and assets, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, suppliers, distributors, licensors, licensees, and others having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice, (vi) maintain its Equipment in good operating condition and (vii) maintain the insurance policies described in Section 4.19, its books and accounts and its Intellectual Property Rights, in each case, consistent with past practice and in accordance, in all material respects, with Applicable Law.  Without limiting the generality of the foregoing, except pursuant to the prior written consent of Parent or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)                        amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)                       split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;

(c)                        (i) issue, deliver, sell, pledge, encumber or dispose of, or authorize the issuance, delivery, sale, pledge, encumbrance or disposition of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options and Company Warrants that are outstanding on the date of this Agreement in accordance with the terms of those Company Stock Options and Company Warrants on the date of this Agreement and (B) any Subsidiary Securities to the Company or any other Subsidiary or (ii) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)                       adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e)                        acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

(f)                          sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than sales of products in the ordinary course of business consistent with past practice;

(g)                       incur any capital expenditures or any obligations or liabilities exceeding $50,000 in the aggregate in respect thereof;

(h)                       create, incur, assume, suffer to exist or otherwise be liable with respect to any liabilities or any indebtedness for borrowed money or guarantees thereof, other than trade payables incurred in the ordinary course of business consistent with past practice;

(i)                           make any loan, advance or capital contribution to or investment in any Person other than transactions in the ordinary course with its wholly-owned Subsidiaries;

(j)                           other than as set forth on Schedule 6.01(j), (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person, (ii) enter into any agreement (including any strategic alliance, joint development or joint marketing agreement or any loan agreement or instrument), amend or modify in any material respect or terminate any agreement or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any agreement, in each case except in the ordinary course of business consistent with past practice or (iii) waive any material benefits of, or agree to modify in any materially adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(k)                        (i) grant or increase any severance pay to (or amend any existing severance arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase severance benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) other than the payment of cash bonuses not to exceed $200,000 in the aggregate to certain employees as set forth on Schedule 6.01(k)(iv), establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, (v) other than the payment in cash of a consulting fee not to exceed $50,000 pursuant to the agreement set forth on Schedule 6.01(k)(v), pay or agree to pay any consulting fees or (vi) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

(l)                           (i) transfer, sell or exclusively license to any Person any rights to any Intellectual Property rights owned by or exclusively licensed to the Company or its Subsidiaries or enter into with any Person any distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to any Intellectual Property rights owned by or exclusively licensed to the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice, (ii) extend, amend or modify any rights to any Intellectual Property rights owned by or exclusively licensed to the Company or its Subsidiaries, (iii) purchase or acquire any Intellectual Property rights of any Person or enter into any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property rights of any Person (other than in the ordinary course of business consistent with past practice, other than off the shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee) or (iv) enter into, or amend, any agreement with respect to the development of any Intellectual Property rights with a Third Party;

(m)                     give to any Person an indemnity in connection with any Intellectual Property right, other than indemnities that arise under the standard form terms and conditions of sale of the Company or any of its Subsidiaries;

(n)                       disclose any secret or confidential Intellectual Property rights (except by way of issuance of a patent) or permit to lapse or go abandoned any Intellectual Property rights (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company or any of its Subsidiaries has any right, title, interest or license;

(o)                       change any method of accounting or accounting practice except for any such change required by reason of a concurrent change in GAAP;

(p)                       commence, or threaten to commence, settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or its Subsidiaries or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by this Agreement;

(q)                       make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action that would have the effect of materially increasing the Tax liability or materially reducing any Tax Asset of the Company or any of its Subsidiaries;

(r)                          shorten or lengthen the customary payment terms or other terms of any contracts with customers or suppliers other than in the ordinary course of business consistent with past practices;

(s)                        enter into any transaction or commitment with any Affiliate, other than transactions between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries and other than the payment of employee compensation or expense reimbursements in the ordinary course of business consistent with past practices;

(t)                          enter into any lease, contract or agreement with regard to real property other than renewals of existing leases on a month-to-month basis on terms similar to such existing leases;

(u)                       permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated unless such insurance policy is replaced with a substantially equivalent policy on substantially equivalent terms;

(v)                       take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Effective Time; or

(w)                     agree, resolve or commit to do any of the foregoing, or any other action that would prevent the Company from performing or cause the Company not to perform its obligation hereunder.

Section 6.02.  Shareholder Approval; Information Statement.  As promptly as practicable following the date of this Agreement, the Company shall submit this Agreement, the Merger and the transactions contemplated thereby to all of the Shareholders as of the record date for approval and adoption pursuant to and in strict accordance with California Law, the articles of incorporation and the bylaws of the Company.  Such submission shall contain an information statement (the “Information Statement”) to each Shareholder in a form reasonably acceptable to Parent and that complies with applicable securities laws and California Law.  In connection therewith, the Information Statement shall include a summary of the terms and conditions of this Agreement and a statement to the effect that the Board of Directors of the Company unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and the Shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated thereby and (iii) recommends that the Shareholders adopt and approve this Agreement, the Merger and the other transactions contemplated thereby.  The Information Statement shall specify that adoption of this Agreement shall constitute approval by the Shareholders of (A) the escrow and indemnification obligations of the Shareholders set forth in Article 12 hereof and deposit of the Escrow Amount into the Escrow Account and (B) the appointment of Andrew Schwab as Equityholders’ Representative, under and as defined in this Agreement.  None of the information about the Company included in the Information Statement delivered to Shareholders will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Company shall provide Parent (and its counsel) with an opportunity to review and comment on the Information Statement and any amendment or supplement thereto prior to the submission of such materials to the Shareholders.

Section 6.03.  Access to Information.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 12 and subject to Applicable Law and the Mutual Non-Disclosure Agreement dated April 10, 2008 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent and its Representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent and its Representatives financial and operating data and other information as such Persons may reasonably request and (iii) instruct the Representatives of the Company and its Affiliates to cooperate with Parent in its investigation of the Company and its Subsidiaries and its integration planning activities.  Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  No investigation by Parent or information or knowledge obtained by Parent shall operate as a waiver or otherwise affect or be deemed to modify any representation or warranty or agreement made by the Company hereunder.

Section 6.04.  No Solicitation; Other Offers.  (a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 12, neither the Company nor any of its Affiliates nor any of their respective

Representatives shall, directly or indirectly, take any of the following actions with any Person other than Parent and its Representatives (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company or any of its Subsidiaries, (B) the acquisition of beneficial ownership of any equity interest in the Company or any of its Subsidiaries, whether by issuance by the Company or any of its Subsidiaries or by purchase from the Shareholders of the Company or otherwise, (C) the license or transfer of all or a material portion of the assets of the Company, or (D) any transaction that may be inconsistent with or that may have an adverse effect upon the Merger (any of the transactions described in clauses (A) through (D), a “Competing Transaction”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to do or seek, a Competing Transaction.

(b)                       Each of the Company and its Affiliates shall (and shall cause its Representatives to) cease immediately any and all discussions or negotiations with any Person (other than Parent and its Representatives) regarding a Competing Transaction.  Each of the Company and its Affiliates shall enforce the terms and conditions of any confidentiality agreement entered into with such Third Party with respect to any Competing Transaction and instruct any Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with a potential Competing Transaction to return or destroy all such information.

(c)                        The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.04 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.04 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by the Company, its Affiliates or any of the Representatives of the Company and any of its Affiliates shall be deemed to be a breach of this Agreement by the Company.

Section 6.05.  Key Employees; Other Benefit Matters.  (a) The Company will use its commercially reasonable efforts to assist Parent in its efforts to offer employment and retention packages for Key Employees at no out-of-pocket cost to the Company and will give Parent access to all employee compensation information and records, to the extent permitted by Applicable Law.  The Company will not make and will cause its officers, directors, and Affiliates not to make any statement which disparages Parent or its Affiliates in writing, orally or otherwise to employees of the Company and its Subsidiaries or otherwise.

(b)   Prior to the Effective Time, the Company shall (i) pay cash bonuses not to exceed $200,000 in the aggregate to the individual employees and in the amounts set forth on Schedule 6.01(k)(iv) and (ii) pay in cash that consulting fee to the individual and in the amount set forth on Schedule 6.01(k)(v).

(c)   Unless otherwise directed by Parent at least ten (10) Business Days prior to the Effective Time, the Company shall terminate any and all Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code effective immediately preceding the Effective Time, together with any amendments or restatements required by Applicable Law or the plan administrator, and provide Parent with evidence that such Employee Plans have been so terminated.  The Company shall terminate the deferred compensation agreement set forth on Schedule 6.05(c) effective as of the Effective Time.

(d)   The Company shall use commercially reasonable efforts to obtain shareholder approval of any payments or benefits that could be considered parachute payments for purposes of Section 280G of the Code such that such payments and benefits shall not be subject to Section 280G of the Code.

(e)   For one year following the Closing Date, Parent shall arrange for each Company employee who continues as an employee of the Company or a related entity to receive benefits under benefit plans that are comparable in the aggregate to those provided to other similarly situated (as to seniority, job description, salary and location) employees of Parent and its subsidiaries in effect at the date of this Agreement (the “Parent Plans”).

(f)    Each Company employee shall, to the extent permitted by Applicable Law, receive credit for purposes of determining eligibility to participate and vesting (other than with respect to equity plans) under Parent Plans for years of service with Company prior to the Closing Date.  Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans (except to the extent such limitations or waiting periods already are in effect with respect to such employees and have not been satisfied under the comparable Benefit Plans immediately prior to the Effective Time) to be waived with respect to the Company employees and their eligible dependents and, to the extent Company Employees are moved to Parent Plans prior to January 1, 2009, shall use reasonable efforts to provide them with credit for any co-payments, deductibles, and offsets (or similar payments) arising prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Plans in which they are eligible to participate after the Closing Date.  Notwithstanding the foregoing, none of the provisions contained herein shall operate to duplicate any employee benefit provided to any Company employee or the funding of any such benefit.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02.  Indemnification of Officers and Directors.  For six (6) years after the Effective Time, Parent will cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any indemnification agreement outstanding on the date hereof and in effect immediately prior to the Effective Time between the Company and any of its current or former directors and officers.  In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation to) cause the articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable to the beneficiaries thereof as the indemnification and exculpation provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Applicable Law.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.  Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

(b)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c)   The parties agree to cooperate and to use their respective commercially reasonable efforts to respond to any requests for information from a Governmental Authority.  Each party shall (i) give the other parties hereto prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties hereto informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other parties hereto of any communication to or from the U.S. Federal Trade Commission or the U.S. Department of Justice.  The parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto in connection with any inquiry, investigation, action or legal proceeding.

Section 8.02.  Cooperation.  The Company and Parent shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and in seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03.  Public Announcements.  The parties agree to consult with and solicit the consent of each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except for any press releases or public statements of Parent the making of which may be required by Applicable Law or any listing agreement with or rule of any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation and consent.

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.  Notices of Certain Events.  Each of Parent, the Company and the Equityholder Representative shall promptly notify the other parties of:

(a)        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or that any compensation or other benefit is due to be paid to such Person on the basis of any of the transactions contemplated by this Agreement, other than payments expressly provided for herein;

(b)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)        any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10, Section 4.12, Section 4.13 or Section 4.23, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(d)        any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the conditions set forth in Section 9.02(a) or Section 9.03(a), as the case may be, not to be satisfied; and

(e)        any failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 8.06.  Confidentiality.  (a)  The parties acknowledge that the Company and Parent previously have executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

(b)        Prior to the Effective Time and after any termination of this Agreement, the Company shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law or any Governmental Authority, all confidential documents and information concerning Parent or Merger Subsidiary furnished to it or its Affiliates in connection with the Merger and the other transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party (provided that such sources are not known by such party to be bound by a confidentiality agreement or otherwise prohibited from disclosing the information).  The Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information, and in any event at least reasonable care.  If this Agreement is terminated, the Company shall, and shall cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Parent, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from Parent or Merger Subsidiary in connection with this Agreement and that are subject to such confidence.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)        The Company Shareholder Approval shall have been obtained in accordance with Applicable Law and shall be in full force and effect.

(b)        No provision of Applicable Law shall prohibit the consummation of the Merger.

(c)        Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

(d)        All actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained.

(e)        No temporary restraining order, preliminary injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition prohibiting the consummation of the Merger shall be in effect; nor shall any Applicable Law be enacted, entered or enforced which prohibits the consummation of the Merger.

(f)         The Escrow Agent shall have executed and delivered the Escrow Agreement, and such agreement shall be in full force and effect.

Section 9.02.  Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:

(a)        The representations and warranties of the Parent and Merger Subsidiary contained in this Agreement shall be true and correct (in the case of representations and warranties qualified as to materiality or Material Adverse Effect) or true and correct in all material respects (in the case of other representations and warranties) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time

(other than such representations and warranties that by their terms address matters only as of another specified time, in which case only as of such time), except for those failures to be so true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Subsidiary to consummate the Merger.

(b)        Parent shall have performed or complied in all material respects with all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)        Parent shall have delivered to the Company a certificate of Parent, executed by an executive officer of Parent, that each of the conditions set forth in Section 9.02(a) and (b) has been satisfied in all material respects.

(d)        Parent shall have delivered to the Company a copy of the Escrow Agreement, duly and validly executed by Parent.

Section 9.03.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)        (i) The representations and warranties of the Company contained in this Agreement shall be true and correct (in the case of representations and warranties qualified as to materiality or Material Adverse Effect) or true and correct in all material respects (in the case of other representations and warranties) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, in which case only as of such time); and (ii) the representations and warranties of the Company contained in any certificate or other writing delivered by the Company pursuant to this Agreement shall be true and correct at and as of the date delivered and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, in which case only as of such time).

(b)        The Company shall have performed or complied in all material respects with all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)        The Company shall have received all consents, authorizations or approvals from the Governmental Authorities referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Parent, and no such consent, authorization or approval shall have been revoked.

(d)        There shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(e)   The Company shall have delivered to Parent a certificate of the Company, executed by an executive officer of the Company, that each of the conditions set forth in Section 9.03(a) through (d) has been satisfied in all respects.

(f)    There shall not have been any action taken, or any Applicable Law proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Merger, that, in the judgment of Parent, is likely, directly or indirectly, (i) to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger, (ii) to restrain or prohibit Parent’s or the Surviving Corporation’s ownership or operation of all or any material portion of the Company or any of its Subsidiaries, or of Parent and its Subsidiaries taken as a whole, (iii) to compel Parent or the Surviving Corporation to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries, or of Parent and its Subsidiaries, taken as a whole, or (iv) to have a Material Adverse Effect on the Company or any of its Subsidiaries, taken as a whole.

(g)   Appraisal, dissenters’ or similar rights under Applicable Law with respect to any of the transactions contemplated by this Agreement shall not remain outstanding with respect to more than ten percent (10%) of the outstanding shares of Company Stock (on an As-Converted basis).

(h)   Parent shall have received an opinion of Morrison & Foerster LLP, counsel to the Company, dated as of the Closing Date, in the form attached hereto as Exhibit E.

(i)    The Company shall have provided notice in accordance with the terms of each agreement identified in Schedule 4.11(e) of the Company Disclosure Schedule.

(j)    Each Key Employee Employment Agreement with each Key Employee set forth on Schedule 9.03(j) shall be in full force and effect.

(k)   Each of the contracts set forth on Schedule 9.03(k) shall be in full force and effect.

(l)    Parent shall have been furnished evidence reasonably satisfactory to it that (x) all Company Stock Options and Company Warrants have been exercised or terminated at or prior to the Effective Time and that there are no Company Stock Options or Company Warrants outstanding as of the Effective Time and (y) all required notifications of the Merger and the other transactions contemplated hereby to the holders of Company Stock, Company Stock Options and Company Warrants have been properly and timely delivered.

(m)  The Company shall have delivered (i) a certification for the Company, dated not more than 30 days prior to the Closing Date and signed by the Company, that satisfies the requirements of Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3) and confirms that the Company is not, nor has it been within 5 years of the date of the certification, a “United States real property holding corporation” as defined in Section

897 of the Code and (ii) a notice to the Internal Revenue Service, signed by the Company, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2).

(n)   The Company shall have delivered to the Parent the Purchase Price Adjustment Statement and the Closing Payment Schedule upon the terms and subject to the conditions of Section 2.07 and Section 2.08, respectively, of this Agreement.

(o)   The Company and the Equityholders’ Representative shall have delivered to Parent a copy of the Escrow Agreement, duly and validly executed by the Company and the Equityholders’ Representative, respectively.

(p)   Parent shall have received such customary documents from the Company as Parent may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

ARTICLE 10

TAX MATTERS

Section 10.01.  Responsibility for Filing Tax Returns.  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company related to a Pre-Closing Tax Period and required to be filed after the Closing Date.  Parent shall permit the Equityholders’ Representative to review and comment on each such Tax Return prior to filing to the extent that such Tax Return would result in a Tax liability for which an indemnification claim under Article 11 may be made by a Parent Indemnified Party against the Indemnitors and shall reasonably consider such revisions to such Tax Returns as a requested by the Equityholders’ Representative, and shall make any revision to such Tax Return as may be requested by the Equityholders’ Representative to cause such Tax Return to be consistent with the prior practice of the Company (unless otherwise required by applicable Tax law) if such revision would result in a reduction of indemnity liability of the Indemnitors in respect of the Tax liabilities of the Company.  Parent shall timely remit (or cause to be timely remitted) by or on behalf of the Company all Taxes that become due from the Company after the Closing Date.

Section 10.02.  Amended Returns.  Parent shall not amend (or cause to be amended) a Tax Return of the Company with respect to a taxable period beginning before the Closing Date if such amendment would reasonably be expected to result in a Tax liability for which an indemnification claim under Article 11 may be made by a Parent Indemnified Party, without the consent of the Equityholders’ Representative, which consent shall not be unreasonably withheld or delayed.

Section 10.03.  Transfer Taxes.  Notwithstanding the requirements of any Applicable Laws to the contrary, Parent shall be responsible for and shall pay, or cause to be paid, any Transfer Taxes when due, and shall, at its own expense, file any necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  For the avoidance of doubt, 50% of all Transfer Taxes shall be deemed included in Transaction Expenses.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

Section 11.01.  Survival.  The Company’s representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time until the date that is eighteen months after the Closing Date; provided, however, that the representations and warranties contained in Sections 4.02, 4.05, 4.08(c) and 4.13 and in the Purchase Price Adjustment Statement delivered pursuant to Section 2.07 (collectively, the “Specified Representations”) shall survive the Effective Time until the date that is three years after the Closing Date.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Effective Time indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.  All of Parent’s and Merger Subsidiary’s representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 11.02.  Indemnification.  (a) The Shareholders, the Closing Date Optionholders and the Closing Date Warrantholders (collectively, for the purposes of this Article 11, the “Indemnitors”) hereby severally, but not jointly, indemnify Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) and their respective successors and assigns (collectively, the “Indemnified Parties”) against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ and consultants’ fees and expenses in connection with any action, suit or proceeding whether involving a Third Party claim or a claim solely between the parties hereto), and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value (“Damages”), incurred, suffered or accrued by any Indemnified Party arising out of any misrepresentation or breach of warranty (without giving effect to any qualification or exception as to materiality or Material Adverse Effect or any similar qualification or standard including specified dollar thresholds contained therein in determining the amount of any Damages) or breach of covenant or agreement made or to be performed by the Company pursuant to this Agreement (the “Breach”) regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, the Indemnified Parties.

(b)   With respect to indemnification under Section 11.02(a) by the Indemnitors (other than (x) a Breach of any Specified Representation and (y) claims arising out of fraud, willful misrepresentation or willful breach of covenant), (i) no Indemnified Party shall be entitled to indemnification pursuant to this Section 11.02 for Damages arising out of any single Breach (or series of related Breaches) unless such Damages exceed $5,000 (the “Minimum Claim Amount”), (ii) no Indemnified Party shall be entitled to indemnification pursuant to this Section 11.02 until such time as the total amount of all Damages that have been directly or indirectly suffered, incurred or accrued by any one or more of the Indemnified Parties, or to which any one or more of the Indemnified Parties has or have otherwise become subject, exceeds $300,000 in the aggregate (the “Deductible Amount”) and only to the extent of such excess, and (iii) the Indemnitors’ maximum liability to Indemnified Parties pursuant to this Section 11.02 shall not exceed the Escrow Fund (it being understood that the Escrow Fund shall be the sole recourse of the Indemnified Parties for any such Breach).  With respect to indemnification by the Indemnitors for a Breach of any Specified Representation and for claims arising out of fraud, willful misrepresentation or willful breach of covenant, the Indemnified Parties shall be indemnified from the first dollar and without regard to the Minimum Claim Amount or the Deductible Amount and each Indemnitor shall be liable only for that portion of the Damages equal to its pro rata share of the Merger Consideration to which it is entitled pursuant to Section 2.03(a).  The maximum liability of an Indemnitor with respect to indemnification for a Breach of any Specified Representation or claims arising out of fraud, willful misrepresentation or willful breach of covenant shall be 100% of the Merger Consideration to which it is entitled pursuant to Section 2.03(a).  The indemnification provided by this Section 11.02 and resort to the Escrow Fund shall be the sole and exclusive remedy available to the Indemnified Parties after the Effective Time for any claim related to this Agreement or the transactions contemplated hereby, except with respect to (i) claims arising out of fraud, willful misrepresentation or willful breach of covenant and (ii) claims arising out of any Breach of a Specified Representation, which are limited as provided by the two immediately preceding sentences.  The Indemnitors hereby waive any and all rights of indemnification, contribution or subrogation against the Company with respect to any indemnification payment made by any party pursuant to this Article 11.

(c)   Any Indemnified Party seeking indemnification from another party hereto (the “Indemnifying Party”) under this Section 11.02 shall give the Escrow Agent and the Equityholders’ Representative notice of the assertion of any claim or the commencement of any suit, action or proceeding by any Third Party in respect of which indemnity may be sought under this Agreement, stating in reasonable detail the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  All fees, expenses and other Damages of the Indemnified Party in connection with any matter for which indemnity may be sought shall be reimbursed from the Escrow Account in accordance with the Escrow Agreement.

(d)   If (x) the Equityholders’ Representative shall not have objected to the amount claimed by the Indemnified Party for indemnification from the Escrow Fund with respect to any Damages in accordance with the procedures set forth herein and in the Escrow Agreement or (y) the Equityholders’ Representative shall have delivered notice of its disagreement as to the amount of any indemnification requested by the Indemnified Party from the Escrow Fund and either (i) the Equityholders’ Representative and the Indemnified Party shall have, subsequent to the giving of such notice, mutually agreed that the Indemnified Party is entitled to indemnification from the Escrow Fund for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Indemnified Party for indemnification from the Escrow Fund, and the Escrow Agent shall have received, in the case of clause (i) above, joint written instructions from the Equityholders’ Representative and the Indemnified Party or, in the case of clause (ii) above, a copy of the final judgment of the court and written instructions from the Indemnified Party, the Escrow Agent shall deliver to the Indemnified Party funds from the Escrow Fund in respect of any amount determined to be owed to the Indemnified Party under this Section in accordance with the Escrow Agreement.

(e)   In all matters relating to this Section, the Equityholders’ Representative shall be the only party entitled to assert the rights of the Indemnitors, and the Equityholders’ Representative shall perform all of the obligations of the Indemnitors hereunder.  Parent shall be entitled to rely on all statements, representations and decisions of the Equityholders’ Representative.

(f)    The representations and warranties and the covenants and agreements of the Company, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any Indemnified Party.

Section 11.03.  Equityholders’ Representative.  (a) Effective upon and by virtue of the vote of the Shareholders approving and adopting this Agreement and the Merger, and without any further act of any of the Indemnitors, the Equityholders’ Representative shall be hereby appointed as the representative of the Indemnitors and as the attorney-in-fact and agent for and on behalf of each Indemnitor with respect to (i) any claims by any Indemnified Party against the Escrow Fund under Articles 2 and 11 of this Agreement and (ii) any amendments to the Escrow Agreement.  The Equityholders’ Representative hereby accepts such appointment.  The Equityholders’ Representative shall have the authority to take any and all actions and make any decisions required or permitted to be taken by the Equityholders’ Representative under the Escrow Agreement and this Agreement, including the exercise of the power to (iii) authorize the payment of all or any part of the Escrow Amount, (iv) agree to, negotiate, enter into settlements and compromises of, commence any suit, action or proceeding, demand arbitration of, and comply with orders of courts or awards of arbitrators with respect to, claims by any

Indemnified Party against the Escrow Fund under Articles 2 and 11 of this Agreement, (v) arbitrate, litigate, resolve, settle or compromise any dispute that may arise pursuant to the Escrow Agreement and (vi) take all actions necessary in the judgment of the Equityholders’ Representative for the accomplishment of the foregoing.  The Equityholders’ Representative will have sole authority and power to act on behalf of each Indemnitor with respect to the disposition, settlement or other handling of all claims against the Escrow Fund under this Agreement and all related rights or obligations of the Indemnitors arising under this Agreement.  The Equityholders’ Representative will also have sole authority and power to act on behalf of each Indemnitor with respect to any amendments to the Escrow Agreement.

(b)   In all matters relating to the disposition, settlement or other handling of claims against the Escrow Fund under this Agreement or any amendments to the Escrow Agreement, the Equityholders’ Representative (or his or her successor) shall be the only party entitled to assert the rights of the Indemnitors.  A decision, act, consent or instruction of the Equityholders’ Representative hereunder shall constitute a decision, act, consent or instruction of all Indemnitors and shall be final, binding and conclusive upon each of such Indemnitors, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each and every Indemnitor.  The Escrow Agent and Parent shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Equityholders’ Representative.

(c)   The Equityholders’ Representative shall have the right to recover from the Escrow Fund his reasonable out-of-pocket expenses (the “Equityholders’ Representative’s Expenses”), prior to any distribution to the Indemnitors, but after any disbursement from the Escrow Fund to any Indemnified Party and the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement; provided, however, that the Equityholders’ Representative shall have the right to recover from the Escrow Fund Equityholders’ Representative’s Expenses in an aggregate amount of up to $100,000 prior to any distribution to the Indemnitors and prior to any disbursement from the Escrow Fund to any Indemnified Party and the Escrow Agent.  The Equityholders’ Representative’s Expenses will be paid to the Equityholders’ Representative from the Escrow Fund promptly following delivery by the Equityholders’ Representative to the Escrow Agent of a written request for payment of such Equityholders’ Representative’s Expenses (which written request shall include reasonable documentation to support such Equityholders’ Representative’s Expenses).  In the event the Escrow Fund is insufficient to satisfy the Equityholders’ Representative’s Expenses, then each Indemnitor will be obligated to pay a pro rata portion of the Equityholders’ Representative’s Expenses in excess of the Escrow Fund.

(d)   The Equityholders’ Representative will incur no liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Equityholders’ Representative to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his or her own gross negligence, bad faith or willful misconduct.

(e)   The Indemnitors shall severally but not jointly indemnify the Equityholders’ Representative and hold the Equityholders’ Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct, to the extent permitted by Applicable Law, on the part of the Equityholders’ Representative and arising out of or in connection with the acceptance or administration of the Equityholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Equityholders’ Representative.

(f)    At any time during the term of the Escrow Agreement, a majority-in-interest of holders of any amounts then held in the Escrow Fund may, by written consent, appoint a new representative as the Equityholders’ Representative.  Notice together with a copy of the written consent appointing such new representative and bearing the signatures of holders of a majority-in-interest of those holders must be delivered to Parent and the Escrow Agent not less than ten (10) calendar days prior to such appointment.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent.

(g)   In the event that the Equityholders’ Representative becomes unable or unwilling to continue in his or its capacity as Equityholders’ Representative, or if the Equityholders’ Representative resigns as a Equityholders’ Representative, a majority-in-interest of the holders of any amounts then held in the Escrow Fund may, by written consent, appoint a new representative as the Equityholders’ Representative.  Notice and a copy of the written consent appointing such new representative and bearing the signatures of the holders of a majority-in-interest of such holders must be delivered to Parent and the Escrow Agent.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent.

ARTICLE 12

TERMINATION

Section 12.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Shareholders):

(a)        by mutual written agreement of the Company and Parent;

(b)        by either the Company or Parent, if:

(i)    the Merger has not been consummated on or before January 31, 2009 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(ii)   there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable.

(c)        by Parent, if:

(i)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred, in either case such that Parent’s related condition to the consummation of the Merger as set forth in Article 9 would fail to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(ii)   the Company shall have intentionally and materially breached any of its obligations under Section 6.02 or Section 6.04.

(d)        by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred in any case such that the Company’s related condition to the consummation of the Merger as set forth in Article 9 would fail to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 12.01 (other than pursuant to Section 12.01(a)) shall give notice of such termination to the other party in accordance with Section 13.01.

Section 12.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 12.01, this Agreement shall become void and of no effect without liability of any party (or any Shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.  The provisions of this Section 12.02 and Sections 13.03, 13.05, 13.06, 13.07 and 13.08 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13

MISCELLANEOUS

Section 13.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given or made (and shall deemed to have been duly given or made upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram, telex or courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.01):

if to Parent or Merger Subsidiary, to:

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, California  95051

Attention:  John F. (Rick) Runkel, Executive Vice

 President and General Counsel

Facsimile No.: (408) 731-5380

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California  94025

Attention:  Sarah K. Solum

Facsimile No.: (650) 752-2111

if to the Company or the Equityholders’ Representative to:

on or before December 31, 2008:

5AM Ventures

3000 Sand Hill Road

Building 4, Suite 230

Menlo Park, California  94025

Attention:  Andrew J. Schwab

Facsimile No.: (650) 233-8923

on or after January 1, 2009:

5AM Ventures

2200 Sand Hill Road, Suite 110

Menlo Park, California  94025

Attention:  Andrew J. Schwab

Facsimile No.: (650) 233-8923

in either case, with a copy to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California  94034

Attention:  Paul “Chip” L. Lion III

Facsimile No.: (650) 494-0792

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.  Amendments; No Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

Section 13.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law rules of such state.

Section 13.06.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Northern District of California or any California state court located in Santa Clara County, California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08.  Counterparts; Effectiveness; Benefit.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.09.  Entire Agreement.  This Agreement and the Related Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.10.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 13.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the Northern District of the State of California or any California state court located in Santa Clara County, California, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

PANOMICS, INC.

By:	/s/ Frank Witney
	Name:	Frank Witney
	Title:	President and Chief Executive Officer

AFFYMETRIX, INC.

By:	/s/ John Batty
	Name:	John Batty
	Title:	Executive Vice President and Chief Financial Officer

PANDA ACQUISITION CORPORATION

By:	/s/ Kevin King
	Name:	Kevin King
	Title:	President

ANDREW SCHWAB

By:	/s/ Andrew Schwab
	Name:	Andrew Schwab
	Title:	Equityholders’ Representative